Exhibit 4.24

Proposal for XORTX Therapeutics Inc.

Oxypurinol Capsules for Phase 1 Bioavailability Study

Document: QUO.XOR.001

Covar Pharmaceuticals Inc.

12/6/2021

Document: QUO.XOR.001

Table of Contents

Table of Contents

1.	Introduction		3
3.	Method Transfer		4
	3.1	Assay and Related Impurities by HPLC	4
	3.2	Method development and validation (Phase 1)	4
4.	Milling		4
5.	Manufacture of Development Batches		5
6.	Manufacture of Stability/CTM Batches		6
	6.1	Batch Manufacture	6
	6.2	ICH Stability Study for CTM Batches	6
7.	Report		7
8.	API Requirements		7
9.	Project Management		7
10.	High Level Timeline		7
11.	Budget Summary		8
12.	Terms and Conditions		13

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1.	Introduction

Xortx Therapeutics Inc. (Client) is developing Oxypurinol for the treatment of ADPKD and COVID-19. The molecule was previously formulated as a capsule and conditionally approved by the FDA. XORTX intends to file an NDA via the 505(b)(2) pathway for treatment of ADPKD in mid-2025. The drug formulation will be a powder filled capsule including an organic base to increase the drug substance bioavailability.

This proposal provides the scope and budget estimate for preparation and testing of the following formulations to support a Phase I bioavailability study in Canada. The CTA filing and bioavailability study are targeted for 1Q2022

Capsule A

●	Hard gelatin capsules
●	Target fill weight of 200 mg
●	Hard gelatin capsules containing Oxypurinol and L-Arginine at a weight ratio of 1:1 and magnesium stearate of not more than 1% w/w

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3.	Method Transfer

3.1	Assay and Related Impurities by HPLC

A validated HPLC method for the API assay and related impurities testing will be transferred to Covar to support the development program.

To accelerate the program, dedicated equipment such as change parts for semi-automatic encapsulator, and milling equipment will be used for processing (estimated cost of not more than CAN $10,000). The contact parts for blending will be passivated before and after GMP manufacture. Alternatively, cleaning qualification using an HPLC method may be conducted. An estimated cost for cleaning qualification can be provided upon request.

3.2	Method development and validation (Phase 1)

The following test methods will be developed and validated for Phase 1 bioavailability study:

●	Product assay and related impurities by HPLC
●	Dissolution by UV
●	Product Microbial Enumeration Test <USP 61> including E Coli by a GMP contract laboratory
●	API Particle size distribution by laser diffraction

The following compendial tests may be evaluated before testing

●	Appearance
●	ID by FTIR (ATR)
●	Disintegration
●	Loss on drying

4.	Milling

A milling trial will be conducted using one or more of the following milling equipment to establish milling parameters and to achieve target particle size distribution:

●	Jet milling (for micronization)
●	Microfine grinder (IKA) with appropriate screen size
●	Comil (tabletop Quadro Comil, U5)

A target of 3 milling trials is planned. Representative samples of milled and unmilled API will be evaluated using the following methods:

●	Appearance
●	Particle size distribution by laser diffraction (sieve analysis by Sonic Sifter may be used for unmilled API)
●	Optical microscopy
●	Powder X-ray diffraction (optional, non-GMP by third party)
●	Differential scanning calorimetry (DSC)

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●	Assay and related impurities by HPLC

The results will be used to confirm whether milling will cause solid state transition or chemical degradation of the API. The crystallinity of milled material will be evaluated using DSC and/or powder x-ray diffraction.

5.	Manufacture of Development Batches

One non-GMP batch (100 to 200 capsules) of each capsule formulation will be manufactured and packaged in induction sealed HDPE bottles (40mL) using the following procedure:

●	Dispensing
●	Particle size reduction of API
●	Blending
●	Encapsulation
●	Packaging

The following equipment will be used to manufacture and packaging the development batches:

●	Balance & scale
●	Jet mill (for micronization), microfine grinder (IKA) or Comil (tabletop Quadro Comil, U5)
●	Patterson-Kelley Blend Master Lab Blender (or equivalent)
●	Semi-automatic encapsulator
●	Induction sealer

The milling procedure will be included as part of secondary manufacture. Alternately a separate batch of milled API will be prepared from unmilled API and tested on stability under ICH storage conditions at additional cost for CTA filing.

Based on the capsule drug loading, high shear mixing may not be required. However, mixing with high shear equipment can be performed, if needed to achieve acceptable content uniformity. An optional content uniformity assay by HPLC for the lowest drug loading formulation (Capsule B) may be performed for information only, at additional cost. The content uniformity assay by HPLC will not be validated.

One month stability data will be collected under ICH conditions (25°C/60%RH, 30°C/65%RH (optional at additional cost) and 40°C/75%RH) for Capsule B and Capsule C batches. The results may be included as supporting data in the Quality Overall Summary of the CTA.

The stability tests for the development batches include:

●	Appearance
●	Assay and related impurities by HPLC
●	Dissolution by UV
●	Content uniformity by weight (initial only)
●	Disintegration (initial only)
●	Water content by loss on drying

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MET data will be collected from CTM batches and included in the CTA.

Development batch records will be used for the stability batches.

6.	Manufacture of Stability/CTM Batches

6.1	Batch Manufacture

One GMP (CTM) batch (approximately 700 capsules per batch) of each capsule formulation (Capsule A, Capsule B, or Capsule C; total of three batches) will be manufactured and packaged in induction sealed in HDPE bottles (40 mL HDPE bottles and polypropylene caps with induction seal liner) using the following procedure:

●	Dispensing
●	Particle size reduction of API
●	Blending
●	Encapsulation
●	Packaging

The following equipment will be used for the manufacture and packaging of the CTM batches:

●	Balance & scale
●	Jet mill (for micronization), microfine grinder (IKA) or Comil (tabletop Quadro Comil)
●	Patterson-Kelley Blend Master Lab Blender
●	Semi-automatic encapsulator
●	Induction sealer

The milling procedure will be included as part of the secondary (product) manufacture.

USP-NF ingredients will be used and capsule shells will be certified BSE free. Packaging components with DMF (FDA) filing will be sourced for the development program.

Elemental impurities content of the input materials will be reviewed for justification of product specifications without the inclusion of elemental impurities. ICP MS testing of elemental impurities of input materials including the API, as well as capsule products may be conducted by a contractor if needed at additional cost.

6.2	ICH Stability Study for CTM Batches

The following stability program is proposed for the three CTM batches.

●	Initial
●	1, 3 and 6 months at 40°C ± 2°C / 75% ± 5% RH (accelerated condition)
●	1, 3, 6, 9, and 12 months at 30°C ± 2°C / 65% ± 5% RH (intermediate condition)*
●	1, 3, 6, 9, 12, 18 and 24 months at 25°C ± 2°C / 60% ± 5% RH (long term condition)

*optional with additional cost

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The stability program for Capsule C CTM will discontinue when dosing of the human subjects is completed.

The following tests will be conducted for the stability studies:

●	Appearance
●	Assay and related impurities by HPLC
●	Disintegration (initial only)
●	Dissolution by UV
●	Water content by loss on drying
●	Uniformity of content by weight (initial only)
●	MET including E Coli
●	Elemental impurities by ICP MS (optional)

A stability time point report will be generated for each pull-point.

7.	Report

A development report will be prepared by Covar.

8.	API Requirements

GMP API, non-GMP API and reference standards for analytical testing will be supplied by the client. Contract service for reference standard preparation and qualification by a third party is available upon request.

9.	Project Management

A project manager will be assigned to coordinate project activities with project team members. A kickoff meeting will be held after execution of agreement and deposit is received. A dedicated project team from Covar will teleconference with the Client on regular basis.

10.	High Level Timeline

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11.	Budget Summary

Item	Estimated Cost (CAD)
Material Management	1,562.50
Material management, BSE statement, LOA for DMF, customs
Method Development and Validation	76,500.00
API method transfer
Product assay/impurity development
Product assay/impurity validation
Dissolution method development
Dissolution method validation
Particle size method validation
MET validation
Particle Size Reduction of API	7,745.00
Milling trials
API assay before and after milling (one set)
Appearance/Description
Particle Size, Laser Diffraction (non-GMP)
X-ray diffraction, powder
DSC
Optical microscopy
Development Batches Preparation (3 batches)	9,605.00
Development batch record
Jet milling
Blending
Encapsulation
Packaging
Stability Testing of Development Batches (2 batches)	27,920.00
Protocol
On stability
Initial
Appearance
Assay and related impurities
Dissolution
Disintegration
Loss on drying
Weight uniformity
Timepoint report
2 week
Appearance
Assay and related impurities
Dissolution
Loss on drying
Timepoint report
1 month
Appearance

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Item	Estimated Cost (CAD)
Assay and related impurities
Dissolution
Loss on drying
Timepoint report
CTM Batches Preparation	42,625.00
Set up Specifications for API and product
Set up Specifications for input materials and pack
Master batch record batch record
Issue batch record
Release testing of API
Release testing of packaging material
Release testing of excipients
Set up
Jet milling
Blending
Encapsulation
Packaging
Labelling of CTM
Clean up
Batch record review and approval
ICH Stability Assessment for 3 CTM batches for 6, 24 and 24 months
Protocols (total of 3 protocols)	7,425.00
On stability, stability set up (3 batches), coordination up to 24 months	3,937.50
Initial	11,353.75
Appearance
Assay and related impurities
Dissolution
MET with E coli
Loss on drying
Weight uniformity
Disintegration
Timepoint report
1 month	11,935.00
Appearance
Assay and related impurities
Dissolution
Loss on drying
Timepoint report

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Item	Estimated Cost (CAD)
3 month	11,935.00
Appearance
Assay and related impurities
Dissolution
Loss on drying
Timepoint report
6 month	12,222.50
Appearance
Assay and related impurities
Dissolution
Loss on drying
MET with E coli
Timepoint report
9 month	5,395.00
Appearance
Assay and related impurities
Dissolution
Loss on drying
Timepoint report
12 month	5,682.50
Appearance
Assay and related impurities
Dissolution
Loss on drying
MET with E coil
Timepoint report
18 month	5,395.00
Appearance
Assay and related impurities
Dissolution
Loss on drying
Timepoint report
24 month	5,682.50
Appearance
Assay and related impurities
Dissolution
Loss on drying
MET with E coli
Timepoint report

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Item	Estimated Cost (CAD)
Report	12,000.00
Development report
Subtotal	271276.25
Project management fee (5%)	13563.81
Total (CAD)	284840.06

Third-party contractor fees will be cross charged plus 5% service fee. Other fees, including but not limited to input processing materials, shipping, customs duties, and consumables such as chromatography columns and solvents will be cross charged at cost plus 10% service fee.

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Xortx Therapeutics Inc.		Covar Pharmaceuticals Inc.

By:	/s/ Allen Davidoff	By:	/s/ Kwok Chow, PhD

Name:	Allen Davidoff	Name:	Kwok Chow, PhD

Title:	CEO	Title:	President

Date:	Dec 8, 2021	Date:	Dec 9, 2021

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12.	Terms and Conditions

Services

Covar Pharmaceuticals Incorporated (Covar) agrees to perform the pharmaceutical development Services described in the Project Scope (“Services”) of this Agreement. Services will be performed in the Preferred Provider Laboratories (Provider) selected by Covar. Unless otherwise stated the Services will be non-GMP.

Parties must agree on Changes to the Services (“Changes”).

Minor Changes will be confirmed by electronic mail, or other written document. Significant Changes (such as a request by the Client to change the Project Scope) will be confirmed by a Change of Scope Agreement.

Payment

Client will pay Covar for the Services.

Client will pay Covar a refundable deposit equal to 30% of the estimated cost provided in this proposal. The deposit will be used for the final payments of the project.

Services Covar may issue an invoice upon completion of each milestone set out in the Budget Summary or revised Budget Summary in Changes.

Covar invoice will be due and payable within 30 days of the date of the invoice.

Interest on past due accounts will accrue at a rate of 1.5% per month.

In the event that payment in full is not received by Covar within thirty (30) days of Client’s receipt of the data and results, this Agreement may be terminated at Covar’s sole discretion and all right and title to the data and results.

Ownership of Data

Client will own all data and information specifically and directly arising from the provision of the Services, and as such Covar will have no claim on any intellectual property that may be derived from any such data and information.

Intellectual Property

The term “Intellectual Property” includes, without limitation, rights in patents, patent applications, formulae, trade-marks, trade-mark applications, trade-names, trade secrets, inventions, copyright, industrial designs and know-how.

For the term of this Agreement, Client hereby grants to Covar, a non-exclusive, paid-up, royalty-free, non-transferable license of Client’s Intellectual Property which Covar must use in order to perform the Services.

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All Intellectual Property generated or derived by Covar in the course of performing the Services, to the extent it is specific to the development, manufacture, use and sale of the Client’s Product that is the subject of the Services, will be the exclusive property of Client.

All Intellectual Property generated or derived by Covar while performing the Services which is not specific to, or dependent upon, Client’s Product and which has application to manufacturing processes or formulation development of drug products or drug delivery systems will be the exclusive property of Covar. Covar hereby grants to Client, a non-exclusive, paid-up, royalty-free, transferable license of the Intellectual Property which Client may use for the manufacture of Client’s Product.

Confidentiality

The confidentiality agreement entered into between the parties will apply to all confidential information about the parties and the Services to be conducted under this Agreement and the Confidentiality Agreement is deemed to be incorporated herein by reference. If the Confidentiality Agreement expires or terminates prior to the expiration or termination of this Agreement, then the terms of the Confidentiality Agreement will nonetheless continue to govern the parties’ obligations of confidentiality for the term of this Agreement and for five years thereafter. Covar shall have the right to disclose confidential information hereunder to its Preferred Providers solely for the purpose of performing the Services. Covar represents that it has entered into confidentiality Agreements with each Preferred Provider consist with the terms hereof.

Providers shall hold in confidence and not disclose or use for any purpose other than for the provision of the Services any “Confidential Information” provided by Client. “Confidential Information” means any information provided by the Client to Providers in confidence and any Client samples and/or materials associated with the Services, and shall further include any information and all related data and information generated pursuant to the provision of the Services.

Confidential Information shall not include or otherwise encompass any information and materials which:

●	are part of the public domain, or become part of the public domain through no fault of Providers;
●	are obtained from a third party who is not under a duty of confidentiality respecting the Confidential Information and said third party has a legal right to disclose such information;
●	are identified by the Client as no longer constituting Confidential Information of the Client;
●	are already known at the time of disclosure by Client to Providers, as can be demonstrated by written or other records/information; or
●	are developed independently by Providers without access to the Confidential Information of the Client, as can be demonstrated by written or other records/information.

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In the event that Covar is required to disclose Client Confidential Information by law or an order of a court, tribunal or government agency, Covar shall promptly notify Client and give Client a reasonable opportunity to seek a confidentiality order or take other appropriate action in respect of the proposed disclosure.

This obligation of confidentiality in respect of any particular Confidential Information shall survive for a period of three (3) years from the earlier of (i) the full and final provision of the specific Services associated with the particular Confidential Information, or (ii) the expiration or earlier termination of this Agreement.

Term and/or Termination

Notwithstanding, a Party may earlier terminate this Agreement upon the provision of thirty (30) day notice to the other Party, and the Parties shall immediately cease all unnecessary activities and shall cooperate to minimize all costs associated with this cessation/termination of activities associated with the provision of said Services.

Either party may terminate this Agreement if a party is in material breach of any part of this Agreement and that party fails to remedy the breach within 30 days after receiving notice of the breach from the non-breaching party.

Client may terminate this Agreement upon 5 days prior written notice for any business reason.

Covar may terminate the Agreement if the Client requests to reschedule any part of the Services beyond 180 days.

Upon completion or expiry of the Agreement or if the Client terminates the Agreement for any business reason or if Covar terminates the Agreement because of: (i) Client’s failure to cure any default within the 30 day notice period; or (ii) Client rescheduling any part of the Services beyond the 180 days, then Client will pay to Covar any fees and expenses due to Covar and any additional costs incurred by Covar with the Services.

Client will arrange for the pickup from the Covar site of all materials owned by Client within ten days after the earlier of the completion, or termination of this Agreement.

Shipping of API and Materials

Client will, at its expense, supply Covar with sufficient quantities of API for Covar to perform the Services. For all shipments of API and materials from Client to Covar, Client will pay all costs including transportation, import duties and taxes. All shipments of API will be accompanied by appropriate Safety Data Sheet (e.g. MSDS).

For import of API, Client or Client’s broker will be the “Importer of Record.” Client’s obligation will include obtaining the proper release of API from the local customs and health authorities.

For shipments (if applicable) of Client’s Product or Client’s API, the Client will pay all transportation costs and also bear the risks for bringing the goods to their final destination.

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Indemnity

Client shall indemnify and save harmless Covar against all costs, actions, suits, claims, losses or damages and for all other matters arising out of its (i.e Client’s) use or any other exploitation of the data, results, conclusions, and products derived therefrom, arising out of, or resulting from, this Agreement (and any intellectual property associated therewith), except to the extent that such were caused by Covar’s gross negligence, willful misconduct or material breach of this Agreement.

Covar will defend, indemnify and hold the Client harmless against Covar of any of its obligations or warranties under this Agreement except to the extent that these Losses are determined to have resulted from the negligence or willful misconduct of Client.

Limitation Of Liability

Covar (and its directors, officers, employees, staff members, students, research trainees and agents) shall not be liable for any direct, indirect, consequential, or other damages suffered by Client or any others resulting from the use of the data, results or conclusions, and any products and intellectual property associated therewith, conceived, discovered, or otherwise premised on, or developed under or as a result of, or consequential to, this Agreement. The entire risk as to any use of said data, conclusions or results (and any products and intellectual property associated therewith), and the design, development, manufacture, offering for sale, sale, or other disposition and/or performance of the data, results, conclusions and products arising therefrom (and any intellectual property associated therewith) is assumed entirely by Client, without any legal or equitable recourse to Covar.

If Covar fails to materially perform any part of the Services in accordance with the terms of this Agreement, Covar may repeat that part of the Service at Covar’s costs if Client supplies the API. Under no circumstances whatsoever will Covar reimburse Client for the cost of the API. Under no circumstances whatsoever will either party be liable to the other in Agreement, tort, negligence, breach of statutory duty or otherwise for (i) any (direct or indirect) loss of profits, of production, of anticipated savings, of business or goodwill or (ii) any other liability, damage, cost or expense of any kind incurred by the other party of an indirect or consequential nature, regardless of any notice of the possibility of the damages.

No Warranty

Covar makes no warranty of any kind, either expressed or implied, by fact or law, other than those expressly set forth in this Agreement. Covar makes no warranty for any particular results from the performance of the Services or with respect to any data or information generated therefrom, or of fitness for a particular purpose or warranty of merchantability for the Client’s product.

Disputes

All negotiations under this provision shall be considered confidential and shall be treated as compromise and settlement negotiations and deemed to be “off the record” and without prejudice.

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General Provisions

This Agreement shall be construed according to the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Each provision of this Agreement shall be deemed separate, severable and distinct. If any part of any provision of this Agreement is found by a court to be invalid, illegal or unenforceable in any way, the finding shall not limit or affect the validity, legality or enforceability of the remaining provisions.

For the purposes of this Agreement and all Services to be provided under it, each Party shall be deemed to be an independent Agreement or and not an agent or employee of the other Party. No Party shall have the authority to make any statements, representations or commitments of any kind, or take any action which shall be binding on the other Party, except as may be explicitly provided for herein or authorized by the other Party in writing.

Except as otherwise required by law, neither Party shall, without the consent of the other Party, (i) use the name(s), logo(s), trademark(s) or trade-name(s) of the other Party in connection with any products, publicity, promotion, news release, advertising or similar public statements in respect of the Agreement and the Services provided, and (ii) make any other public disclosure in respect of this Agreement and its subject matter. Notwithstanding, Covar may disclose the general subject matter and monies received further to this Agreement without any further consent of Client.

This Agreement constitutes the entire Agreement and understanding between the Parties and supersedes any prior Agreements between or among the Parties with respect to the Services.

This Agreement may be signed in separate counterparts and delivered by mail, facsimile or electronically, and, when so signed and delivered, all the counterparts will together constitute one and the same instrument which is deemed to be an original.

Neither this Agreement, nor any of either party’s rights hereunder, may be assigned or otherwise transferred by either party without the prior written consent of the other party, which consent will not be unreasonably withheld.

Except for payment obligations, neither party will be responsible for delay or failure in performance resulting from acts beyond the reasonable control and without the fault or negligence of the party, including, but not limited to, strikes or other labour disturbances, wars, riot, crime, communicable disease outbreaks„ acts of terrorism, fires, floods, storms, interruption of or delay in transportation, defective equipment, power or regulation compliance of any government or act of God.

Any termination or expiration of this Agreement will not affect any outstanding obligations or payments due hereunder prior to the termination or expiration, nor will it prejudice any other remedies that the parties may have under this Agreement.

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